12/18/07

CONTRIBUTION AGREEMENT

(St. Johns Mercy Rehabilitation Hospital)

THIS CONTRIBUTION AGREEMENT made as of this 19th day of December, 2007 (“Agreement Date”), by and among BD ST. LOUIS DEVELOPMENT, LLC, an Indiana limited liability company (“Duke”), GRUBB & ELLIS HEALTHCARE REIT HOLDINGS, L.P., a Delaware limited partnership (“Holdings”), and G&E HEALTHCARE REIT/DUKE CHESTERFIELD REHAB, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H
T H A T:

WHEREAS, Duke is the owner of the land described on Exhibit A attached hereto comprising approximately 7.114 acres located in Chesterfield, Missouri (the “Land”) together with the improvements on the Land and certain other rights described herein; and

WHEREAS, on or about the date hereof Duke and Holdings entered into the Limited Liability Company Agreement of the Company the form of which is attached hereto as Exhibit C (the "Operating Agreement”), as the sole members of the Company, with Holdings owning eighty percent (80%) of the membership interests of the Company and Duke owning twenty percent (20%) of the membership interests of the Company;

WHEREAS, in accordance with the Operating Agreement and this Agreement, Duke will contribute, or cause to be contributed on its behalf, the Property to the Company on the Closing Date (as hereinafter defined), in respect of Duke’s membership interest the Company (the “Duke Capital Contribution”) and Holdings will contribute cash in the amount of the Holdings Capital Contribution (as herein defined) in respect of Holdings’ membership interest the Company;

WHEREAS, Holdings and Duke acknowledge and agree that subject to Section 2.2 hereof, the Property at Closing, shall have an agreed value (“Agreed Value”) of THIRTY-SIX MILLION FOUR HUNDRED FORTY THOUSAND AND NO/100 DOLLARS ($36,440,000.00); and

WHEREAS, capitalized terms used and not otherwise used herein shall have the meaning ascribed to them in the Operating Agreement.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the Earnest Money, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Definitions and Exhibits.

1.1 Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

Agreement. This Contribution Agreement.

Appurtenances. All rights, privileges and easements appurtenant to the Land, including, without limitation, all of Duke’s right, title and interest, if any, in minerals, oil, gas and other hydrocarbon substances on the Land, as well as all development rights, air rights, water rights and water stock owned by Duke relating to the Land, and any easements, rights of way or other appurtenances of Duke used in connection with the beneficial use and enjoyment of the Land.

Assignment. An Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit G.

Building. The building located on the Land with a street address of 14561 N. Outer Forty Road, Chesterfield, Missouri.

Business Day. Any day, other than a Saturday or Sunday, on which commercial banks in the State of New York are open for business.

Closing. The closing and consummation of the contribution to the Company of the Property and the Holdings Capital Contribution pursuant hereto.

Closing Date. December 18, 2007.

Closing Statement. As defined in Section 4.4.

Commencement Agreement. That certain Commencement Agreement by and between Duke and Tenant dated December 12, 2007.

Confidentiality Agreement. That certain Confidentiality Agreement executed by Holdings in favor of Duke dated as of September 27, 2007.

Construction Warranty. As defined in Section 7.5.

Contract Date. The date upon which this Agreement shall be deemed effective, which shall be the date first above written.

Contracts. All assignable equipment leases, service, utility, supply, maintenance, and concession contracts, agreements and other continuing contractual obligations affecting the use, operation, maintenance, development and repair of the Real Property or the Personal Property to which Duke is a party, and which shall extend beyond the date of Closing, if any, and which Holdings elects that the Company shall assume.

Deed. The Special Warranty Deed to be delivered to the Company or a wholly-owned subsidiary of the Company by Duke at Closing substantially in the form attached hereto as Exhibit F.

Delinquent Rents. As defined in Section 4.2.1(ii).

Duke Deliveries. The initial due diligence items as described in Section 8 and Exhibit A of the Letter of Intent.

Earnest Money. ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), together with all interest earned thereon.

Escrow Agent and Title Insurer, respectively, shall mean First American Title Insurance Company, whose address is 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602.

Existing Survey. That certain survey prepared by Stock & Associates, last revised September 12, 2007, Job Number 204-3400.6, which has previously been delivered to Holdings.

Guaranty That certain Guaranty of Lease dated May 1, 2007 by St. John’s Mercy Health System and Centerre Healthcare Corporation as “Guarantors”.

Improvements. The Building and any other buildings, structures and improvements located upon the Land, including Duke’s interest, if any, in all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto between the date hereof and the Closing Date).

Initial Capital Account. The cash amount or Agreed Value of capital contributions made to the Company by Duke and Holdings pursuant to Section 2 less the amount of cash distributions made to Duke by the Company or directly from Loan proceeds pursuant to Section 2

Inspection Date. December 12, 2007.

Intangible Property. All intangible personal property now or hereafter owned by Duke and used in the ownership, use, operation, occupancy, maintenance or development of the Property, including, without limitation (i) all licenses, permits, certificates, approvals, authorizations and other entitlements issued (the “Permits”); (ii) all reports, test results, environmental assessments, surveys, plans, specifications (the “Plans”); (iii) all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers; (iv) all trade names, trademarks, service marks, building and property names and building signs used in connection with the Real Property, excluding the name “Duke” or “Bremner”; (v) all telephone numbers, domain names, e-mail addresses and other means of contact utilized in connection with the Real Property; and (vi) all other intangible property related to the Real Property (collectively the “Intangible Property”).

Lease. That certain St. John’s Mercy Rehabilitation Hospital Lease Agreement dated May 1, 2006 by and between Duke and Tenant, as modified by the Commencement Agreement, together with all associated amendments, modifications, extensions or supplements thereto.

Letter of Intent. That certain letter of intent between Duke and Holdings dated November 15, 2007.

Loan. As defined in Section 2.1.

New Escrow Agreement. An escrow agreement among Duke, Holdings and Escrow Agent referred to in Section 3 hereof substantially in the form attached hereto as Exhibit B and by this reference made a part hereof.

Original Escrow Agreement. That certain Escrow Agreement by and between Duke, Holdings and Escrow Agent, dated November 16, 2007.

Permitted Title Exceptions. (i) All presently existing and future liens of unpaid taxes or assessments, water rates, water charges and sewer taxes, rents and charges, if any, not yet due and payable, (ii) all those matters specifically set forth on the Title Commitment which Holdings does not object or which Holdings waives pursuant to Section 5.1 of this Agreement; (iii) the rights of Tenant, as tenant only; and (iv) any matters created or caused by Holdings.

Personal Property. Duke’s interest in tangible personal property located on the Property and used in connection with operation and maintenance of the Improvements, if any.

Property. All of Duke’s right, title and interest in, to and under the following property: (i) the Land; (ii) the Appurtenances; (iii) the Improvements; (iv) the Personal Property; (v) the Lease, together with all deposits held in connection with the Lease, including, without limitation, all security deposits (if any), prepaid rent, guaranties, letters of credit and other similar charges and credit enhancements providing additional security for the Lease (if any), including without limitation, the Guaranty; (vi) the Contracts (if any); and (vii) the Intangible Property.

Property Management Agreement. A property management agreement between the Company and Holdings in a form reasonably acceptable to Duke and Holdings pursuant to which the Company shall pay Holdings a property management fee equal to one percent (1%) of the net Rent.

Real Property. The Land, Appurtenances and Improvements.

Rent. The “Rent” as defined in the Lease.

SNDA. The subordination, non-disturbance and attornment agreement executed by Tenant substantially in the form attached hereto as Exhibit J.

Survey. The Existing Survey and any updates of the Existing Survey or new survey of the Property that Holdings elects to obtain.

Tenant. St. John’s Mercy Rehabilitation, LLC, a Missouri limited liability company.

Tenant Estoppel Certificate. An estoppel certificate executed by Tenant substantially in the form attached hereto as Exhibit H.

Title Commitment. Title commitment(s) issued to the Company by the Title Insurer for an owner’s policy of title insurance (in the form most recently adopted by ALTA) in the amount of the Agreed Value, covering title to the Property.

Holdings Capital Contribution. As defined in Section 2 hereof.

1.2 Exhibits. Attached hereto and forming an integral part of this Agreement are the following exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

Exhibit A - Exhibit B - Exhibit C - Exhibit D - Exhibit E - Exhibit F - Exhibit G - Exhibit H - Exhibit I - Exhibit J -	Description of Land
New Escrow Agreement
Operating Agreement
Disclosure Schedule
Form of Deed
Non-Foreign Certificate
Assignment and Assumption Agreement
Form of Tenant Estoppel Certificate
Form of Audit Letter
Form of SNDA

Section 2. Capital Contributions and Distributions. In accordance with the provisions of this Agreement and the Operating Agreement, at Closing (i) Duke will contribute the Property to the Company, (ii) Holdings will contribute cash to the Company in the amount of $11,552,000, which is equal to eighty percent (80%) of the difference between the Agreed Value and the principal amount of the Loan (the “Holdings Capital Contribution”). Twenty percent of the principal amount of the Loan in the amount of $4,400,000 shall be disbursed directly from the Lender or the title company to Duke and the Company will receive the remaining net proceeds from the Loan. Immediately thereafter, the Company will make a cash distribution to Duke in the amount of $29,152,000, as reimbursement for a portion of the capital expenditures incurred in developing the Property, so that Duke’s Initial Capital Account shall equal twenty percent (20%) of the total Initial Capital Account, and eighty percent of Holdings Initial Capital Account shall equal eighty percent (80%) of the total Initial Capital Account.

2.1 Loan. Concurrently with Closing and in accordance with the terms of the Operating Agreement, the Company shall obtain debt financing of approximately 60% of the Agreed Value (the “Loan”).

Section 3. Earnest Money.

3.1 Earnest Money. Holdings has deposited with Escrow Agent, the Earnest Money, which is being held pursuant to the terms of the Original Escrow Agreement. On the Contract Date, Duke, Holdings and Escrow Agent shall execute the New Escrow Agreement. Upon delivery of the New Escrow Agreement, the Original Escrow Agreement shall be of no further force and effect and shall replaced in its entirety by the New Escrow Agreement. All Earnest Money, together with any interest or other income earned thereon, shall be held, invested and disbursed pursuant to the New Escrow Agreement.

3.2 Disbursement. In the event the Property is contributed to the Company by Duke, the Earnest Money shall be applied at Closing as part of the Holdings Capital Contribution unless otherwise disbursed pursuant to this Agreement. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Duke and Holdings agree promptly to execute and deliver such notice or notices as shall be reasonably necessary to authorize Escrow Agent to make such disbursement.

Section 4. Prorations and Adjustments. At the Closing, Holdings and Duke shall prorate all items of income and expense relating to the Property based upon Holdings’ and Duke’s respective interests in the Company and periods of ownership for the calendar year in which the Closing occurs on a cash basis (i.e. based solely upon amounts payable in the year in which Closing occurs regardless of when they accrue), with the Company treated as the owner of the Property on the Closing Date, including, without limitation:

4.1 Rent.

4.1.1 Closing. Except as provided in subparagraph (ii) below, Duke shall pay or credit to the Company (with respect to periods from and after the Closing Date), if, as and when the same shall be received: (A) all Rent paid by Tenant under the Lease for the calendar month in which the Closing occurs, prorated for the number of days during such calendar month from, including and after the Closing, and (B) all prepaid and overpaid Rent of Tenant under the Lease.

4.1.2 Post-Closing. After Closing, Holdings, as Managing Member of the Company shall make diligent good faith efforts to collect all unpaid Rent for any period prior to the Closing, provided that Holdings shall have no obligation to institute litigation or terminate the Lease in connection with any such collections. Any Rent due and owing Duke before the Closing Date by Tenant under the Lease that is unpaid at the Closing, is herein called “Delinquent Rent”. There shall be no cash credit to Duke at Closing on account of any Delinquent Rent, but following Closing, rental and other payments received by the Company, Holdings or Duke from Tenant shall be first applied toward payment of the Rent for the month in which the Closing occurs, then to any Rent due to the Company after the Closing and finally toward the payment of Delinquent Rent. Company shall reasonably cooperate with Duke in any collection of Delinquent Rent.

4.1.3 Tenant Improvements and Leasing Commissions. At or prior to Closing, Duke shall pay any leasing commissions and tenant improvement costs due and payable on or before the Closing Date, if any.

4.2 Real Estate Taxes. At or prior to Closing, Duke shall pay all 2007 real estate taxes that are due and payable. The amount of $169,822.00 paid by Duke for 2007 real estate taxes is not capitalized as Rent and shall be reimbursed directly to Duke by Tenant and treated as Delinquent Rent.

4.3 Leasing Commissions. At or prior to Closing, Duke shall pay any leasing commissions due and payable on or before the Closing Date. The Company shall pay any leasing commissions due and payable in connection with any expansion or renewal after the Closing Date.

4.4 Miscellaneous Prepaid Items. Any prepaid items, including, without limitation, fees for licenses which are transferred to the Company at the Closing and annual permit and inspection fees will be prorated as of the Closing Date.

4.5 Closing Statement. Duke shall prepare and deliver to Holdings no later than three (3) Business Days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Duke does not timely deliver the estimated closing statement to Holdings, Holdings shall have the right, but not the obligation, to extend the Closing Date by the number of days Duke is delinquent in delivering such estimated closing statement to Holdings. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Holdings shall notify Duke within two (2) days after its receipt of such estimated closing statement of any items which Holdings disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date (except with respect to taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

4.6 Items Not Prorated. Duke and Holdings agree that (a) on the Closing Date, the Property will not be subject to any financing, except the Loan; and (b) none of the insurance policies relating to the Property will be assigned to the Company and the Company shall be responsible for arranging for its own insurance as of the Closing Date.

4.7 Closing Costs. Holdings and Duke shall share the following costs and expenses in accordance with their Percentage Interests: the cost of any updates to the Existing Survey, the cost of owner’s and lender’s title insurance policies and all title policy endorsements (whether for owner’s or lender’s policies), all escrow or closing agent charges, all costs associated with the recording of the Deed and any documents related to the Loan, costs and expenses incurred in connection with the Loan, and all transfer taxes, if any. Holdings shall pay all costs of Holdings’ due diligence. Each party shall pay its own attorneys (except for those fees associated with the Loan negotiation which will be a Company expense). The obligations of the parties to pay the foregoing costs and expenses shall survive the termination of this Agreement.

4.8Survival. The provisions of this Section 4 shall survive the Closing.

Section 5.	Title and Survey

5.1 Duke will cause Title Insurer to issue an Extended Coverage ALTA Owner’s Policy of Title Insurance (the “Title Policy”) for and on behalf of Company in the total amount of the Agreed Value and obtainable at standard rates insuring title in and to the Real Property. Holdings hereby acknowledges that Duke has heretofore delivered the Existing Survey and the Title Commitment to Holdings. Holdings shall have until the Inspection Date (the “Title Review Period”) to (a) examine title to the Property and the updated Survey, (ii) determine whether Holdings will be able to obtain any endorsements it desires on behalf of the Company and (iii) to give written notice to Duke of any objections that Holdings may have to title or the Survey (the “Title Objection Notice”), provided Holdings shall have no right to object to any matters of title which constitute Permitted Title Exceptions. If Holdings shall fail to timely deliver the Title Objection Notice, Holdings shall be deemed to have waived such right to object to any title exceptions or other conditions or matters which are shown on the Survey. If Holdings does timely deliver the Title Objection Notice to Duke, Duke shall elect, by written notice delivered to Holdings within three (3) Business Days following Duke’s receipt of the Title Objection Notice (the "Cure Response Period”) to either endeavor to cure or satisfy any particular objection(s) at or prior to Closing or not to so cure or satisfy any particular title objection(s) (the “Title Response Notice”). To the extent Duke shall fail to deliver the Title Response Notice to Holdings prior to the expiration of the Cure Response Period or shall elect not cure any particular title objection(s) by Closing, then Holdings may elect, by written notice to Duke within the earlier of (x) five (5) Business Days after delivery of the Title Response Notice or (y) the expiration of the Cure Response Period, either to (a) terminate this Agreement, in which case the Earnest Money shall be returned to Holdings by Escrow Agent and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (b) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement, without any reduction in the amount of the Holdings Capital Contribution. Duke shall not be required to cure any matter objected to by Holdings. If Holdings fails to so give Duke notice of its election within the timeframe required therefor, Holdings shall be deemed to have elected the option contained in subpart (b) above. Holdings shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

Notwithstanding anything to the contrary contained herein, Duke agrees to discharge by payment prior to Closing, at Duke’s expense, any mortgages or loan documents that were voluntarily created or assumed by Duke (excluding those related to the Loan), or undisputed liens for construction work contracted for directly by Duke, which are recorded against the Property (“Duke’s Liens”). Duke, at Duke’s expense, shall be obligated at Closing to discharge by payment or alternative manner reasonably satisfactory to the Title Insurer and Holdings (including, without limitation, statutory bonding and affirmative title coverage) liens recorded against the Property for construction work not contracted for directly by Duke or disputed in good faith by Duke (“Non-Duke Liens”). In the event Duke fails to release or cure Duke’s Liens or Non-Duke Liens, Holdings shall have the right to terminate this Agreement and receive a return of the Earnest Money.

The foregoing procedures for making and responding to objections to title exceptions and survey matters shall also apply with respect to any objections to title exceptions (other than Permitted Title Exceptions) which first appear on updates of the Title Commitment received by Holdings after the date of the Title Objection Notice (and Holdings shall provide Duke with copies of any updated Title Commitments and Schedule B items first shown in such updated commitments) or any survey matters that did not exist as of the date of the Title Objection Notice (other than Permitted Title Exceptions), except that all such objections must be made on or before the earlier of five (5) Business Days after Holdings becomes aware of such title exceptions or survey matters or the Closing Date, and all agreements to cure and termination rights relating thereto must be made or exercised, as applicable, on or before the earlier of the time periods provided in the previous paragraph or the Closing Date.

5.2 Payment of Contractors. Subject to the terms of Section 5.1 hereof, all contractors, subcontractors, suppliers, consultants, architects, engineers and others with whom Duke has directly contracted (as opposed to such parties contracted by Tenant or a third-party) and who have performed services or labor or have supplied materials in connection with Duke’s acquisition, development, or construction of the Real Property, shall have been paid in full and all liens arising therefrom shall have been bonded over or satisfied and released at or before Closing, and to the extent such costs and expenses are not due and payable at Closing, Duke shall promptly pay all such costs and expenses after Closing when due. This Section 5.2 shall survive Closing.

Section 6. Holdings’ Inspection.

6.1 Document Inspection. Holdings and Duke acknowledge that Holdings shall review and inspect the Duke Deliveries and any other documents provided or made available by Duke or obtained by Holdings. Except as otherwise expressly provided herein, Duke makes no representation or warranty as to the truth, accuracy or completeness of the Duke Deliveries or any other studies, documents, reports or other information provided to Holdings by Duke.

6.2 Physical Inspection. Subject to the Lease, any restrictions of record and applicable laws, Holdings and its agents shall have the right, from time to time prior to the Inspection Date during normal business hours, to enter upon the Property to examine the same and the condition thereof, and to conduct such surveys and to make such engineering and other inspections, tests and studies as Holdings shall determine to be reasonably necessary, all at Holdings’ sole cost and expense, including, without limitation, a Phase I environmental report and a roof survey and report. Notwithstanding the foregoing, Holdings shall not conduct or allow any physically intrusive testing of, on or under the Property. Holdings agrees to give Duke reasonable advance verbal notice of such examinations or surveys and to conduct all examinations and surveys of the Property in accordance with all applicable laws and in a manner that will not interfere with the operations the Tenant thereon and will not harm or damage the Property or cause any claim adverse to Duke or Tenant, and agrees to repair or restore the Property to its condition prior to any such examinations or surveys immediately after conducting the same. Holdings shall not contact Tenant concerning the Property without Duke’s prior consent, and Duke shall have the right to be present during any such contacts. Holdings hereby indemnifies and holds Duke and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, subsidiary, trustee or other person or entity acting on Duke’s behalf or otherwise related to or affiliated with Duke (collectively, “Duke Related Parties”) harmless from and against any claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages (collectively, “Claims”), incurred by Duke as a result of any inspection performed by Holdings, except for Claims against Duke based upon any obligations and liabilities of Duke, which indemnity shall survive the Closing and any termination of this Agreement. Prior to, and as a condition to any entry on the Property by Holdings or its agents for the purposes set forth in this Section 6.2, Holdings shall deliver to Duke a certificate of insurance evidencing comprehensive general liability coverage (including coverage for contractual indemnities) with a combined single limit of at least $2,000,000.00 and excess umbrella coverage for bodily injury and property damage in the amount of $5,000,000.00, in a form reasonably acceptable to Duke, covering any activity, accident or damage arising in connection with Holdings or agents of Holdings on the Property, and naming Duke, as an additional insured. Holdings shall provide a copy of any written inspection, test, report or summary to Duke promptly upon Holdings’ receipt thereof.

6.3 Formal Inspection Period. Holdings’ obligation to close under this Agreement is subject to and conditioned upon Holdings’ investigation and study of and satisfaction with the Property as set forth in this Section 6. Holdings shall have until 5:00 p.m. E.S.T. on the Inspection Date in which to make such investigations and studies with respect to the Property as Holdings deems appropriate and to terminate this Agreement, by written notice delivered to Duke, if Holdings is not, for any reason, satisfied with the Property, in which case the Earnest Money shall be returned to Holdings and neither party shall have any further obligations hereunder except for those obligations of Holdings set forth in Sections 6.2 and 6.4. If Holdings fails to deliver written notice to Duke of its election to terminate this Agreement on or before 5:00 p.m. E.S.T. on the Inspection Date, then this Agreement shall be deemed to have been terminated by Holdings, the Earnest Money shall be returned to Holdings and neither party shall have any further obligations hereunder, except as expressly survive termination of this Agreement.

6.4 Confidentiality. Holdings and its representatives shall hold in confidence all data and information relating to the Property, Duke or its business, whether obtained before or after the execution and delivery of this Agreement pursuant to the Confidentiality Agreement, which is incorporated herein and which Holdings hereby reaffirms. In the event of a breach by Holdings or its representatives of this Section 6.4, Duke shall be entitled to all remedies set forth in the Confidentiality Agreement. Nothing in this Agreement shall be construed as prohibiting Duke from pursuing any other available remedy at law or in equity for such breach of the Confidentiality Agreement. The provisions of this Section 6.4 shall survive the Closing and any termination of this Agreement.

Section 7. Representations and Warranties.

7.1 Duke’s Representations. As of the Contract Date, Duke hereby represents and warrants to Holdings that the following statements are true except as may otherwise be disclosed on Exhibit D:

7.1.1 Lease. The entirety of the Property is demised to Tenant pursuant to the Lease. A complete copy of the Lease has been furnished by Duke to Holdings, and the copies so provided are true and complete. There are no options or rights to renew, extend or terminate the Lease or expand any Lease premises, except as shown in the Lease. The Lease has not been amended, modified or terminated (except as may be disclosed to Holdings in the Estoppel Certificate). Duke represents and warrants that (i) to Duke’s knowledge, the Lease and the Guaranty are presently in full force and effect without any default on the part of Duke, the Tenant or guarantor thereunder; (ii) all tenant improvements that Duke, as landlord, is obligated to complete prior to the Contract Date pursuant to the Lease have been completed and accepted by Tenant; and (iii) Duke has neither given nor received any written notice of any default by Duke or Tenant pursuant to the Lease that remains uncured. Subject to any adjustments required by the Commencement Agreement, no rent and no other payments have been collected in advance for more than one(1) month and no rents or other deposits are held by Duke, except the rent for the current month.

7.1.2 Agreements. Duke has not entered into any management agreement, agreement for provision of services or supplies, protective covenants, easements, or other contract or agreement which will be binding on Holdings, the Company or the Property after the Closing, except the Lease, and matters of record.

7.1.3 Unrecorded Rights. Duke has not entered into any unrecorded agreement granting a third party any lease, option to purchase, right of first refusal or any other similar right, which grants a third party the right to purchase, transfer, lease or occupy all or any portion of the Real Property, except as contained in the Lease. Duke has delivered written notice to Tenant in accordance with the requirements of Section 32(a) of the Lease in connection with the transaction contemplated herein, and Duke has not received any written response to such notice from Tenant.

7.1.4 No Litigation. There are no actual or pending material litigation, suit, action or proceeding, or to Duke’s knowledge, threatened, at law or in equity, by any organization, person, individual or federal or state governmental agency against Duke or against the Property as of the Contract Date.

7.1.5 Authority. Duke is a duly organized and validly formed limited liability company under the laws of the State of Indiana, is qualified to do business in state in which the Property is located and is not subject to any involuntary proceeding for dissolution or liquidation thereof. Subject to Section 9.2(a) hereof, Duke has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Duke have been duly and validly authorized by all necessary action on the part of Duke and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Duke is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Duke, enforceable against Duke in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.6 Non-Foreign Status. Duke is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto.

7.1.7 Authority of Signatories; No Breach of Other Agreements, etc. The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Duke and the signatories hereto. The consummation of the transaction herein contemplated and the compliance by Duke with the terms of this Agreement do not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Duke is bound.

7.1.8 Employees. There are no on-site employees of Duke at the Real Property, and following the Closing, Holdings shall have no obligation to employ or continue to employ any individual employed by Duke or its affiliates in connection with the Real Property.

7.1.9 Environmental. Except as expressly set forth in the Duke Deliverables, Duke has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Real Property, including, without limitation, Laws relating to “Hazardous Materials”. For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” [as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment]; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. No part of the Real Property has been previously used by Duke, or to the knowledge of Duke, by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials, except as may be disclosed in the Duke Deliverables and except any storage, manufacture or disposal of Hazardous Materials in connection with Tenant’s use of the Property. Except as set forth in the Duke Deliverables, to the knowledge of Duke, there are no underground storage tanks of any nature located on any of the Real Property.

7.1.10 Violations. Duke has no knowledge of, and has not received any written notice of, any uncured violation of any zoning, building, fire, or any other statute, ordinance, rule, regulation or order applicable to the Property, or any part thereof, or any covenants, restrictions or CCRs encumbering the Property, that will not have been corrected prior to Closing. Duke has not received written notice  from any governmental or quasi-governmental authority of any violation relating to any permit or license required to continue the present use of the Real Property that remains uncured.

7.1.11 Seller Deliveries. To Duke’s knowledge, the Duke Deliveries made available to Holdings pursuant to this Agreement are, except as expressly otherwise disclosed in writing by Duke prior to the Inspection Date, complete copies of the Duke Deliveries, in all material respects; provided, however, that such materiality qualifier shall not apply to the Lease and the Guaranty. While Duke does not warrant the accuracy of the information set forth in those of the Duke Deliveries actually prepared by Duke, Duke hereby represents and warrants to Holdings that (a) Duke has no actual knowledge of any inaccuracies in those particular Duke Deliveries and all of the Duke Deliveries actually prepared by Duke (as opposed to those prepared by a third party for use by Duke) do, in fact, constitute the same information upon which Duke relies in its operation of the Property.

7.1.12 Condemnation Proceedings. To Duke’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

7.1.13 Contracts. Except for the Lease and the Guaranty, to Duke’s knowledge, there are no agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof to which Duke is a party.

7.1.14 Survival. The representations and warranties of Duke in this Section 7.1 shall survive the Closing for a period of one (1) year.

7.2 Holdings’ Representations. As of the Contract Date, Holdings hereby represents and warrants to Duke that the following statements are true:

7.2.1 Holdings is a duly organized and validly formed limited liability company under the laws of the State of Virginia, is qualified to do business in state in which the Property is located and is not subject to any involuntary proceeding for dissolution or liquidation thereof.

7.2.2 The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Holdings and the signatories hereto. To Holdings’ knowledge, the consummation of the transaction herein contemplated and the compliance by Holdings with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Holdings is bound.

7.3 Miscellaneous.

7.3.1 As used herein, the phrase “Duke’s knowledge” or any derivation thereof shall mean the actual knowledge of Jason Sturman, Vice President, Fund Management, provided, however, he shall have no duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. It shall be a condition of Closing that the representations and warranties contained in this Section 7 are true and correct in all material respects on the Contract Date and at Closing. In the event that Duke or Holdings learns that any of said representations or warranties becomes inaccurate between the Contract Date and the Closing, Duke or Holdings, as applicable, shall immediately notify the other party in writing of such change (a “Notice of Inaccuracy”). If Duke does not cure such change by the Closing Date, Holdings may either (a) terminate this Agreement by written notice to Duke, in which case the Earnest Money, together with interest earned thereon, shall be returned to Holdings and the parties shall have no further rights or obligations hereunder, except for those which expressly survive such termination, or (b) waive such right to terminate by proceeding with the transaction pursuant to the remaining terms and conditions of this Agreement without any reduction in the Agreed Value. In the event Holdings elects option (b) in the preceding sentence, the representations and warranties shall be deemed to be automatically amended to reflect said change.

7.3.2 Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Duke that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Duke is in material breach or default of any of its obligations under this Agreement that survive Closing, and Holdings nonetheless closes the transactions hereunder and contributes the Holdings Capital Contribution to the Company, then Duke shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that on or prior to Closing, Holdings shall have had knowledge of the false or inaccurate representations or warranties or other breach or default.

7.4 Reaffirmation. Subject to the provisions of Section 7.3.1, at Closing, Duke shall be deemed to have reaffirmed that representations and warranties of Duke in this Section 7 are true and correct in all material respects. At Closing, Holdings shall be deemed to have reaffirmed that the representations and warranties of Holdings in this Section 7 are true and correct.

7.5 Construction Defect Warranty. Notwithstanding anything to the contrary contained herein, Duke shall make any repairs and replacements necessary to correct any defect in workmanship or material in the Building for the period from Closing until June 30, 2008, provided Holdings notifies Duke in writing of such defect on or before June 30, 2008. Duke shall have the benefit of any subcontractor warranties in connection with the performance of Duke’s obligations under the preceding sentence. In the event Duke fails to make such repairs and replacements promptly, and such failure continues for thirty (30) days after written notice thereof from Holdings to Duke (or if such repair or replacement cannot reasonably be completed in thirty days then if Duke fails to commence such repair and/or replacement and diligently pursue completion thereof), then the Company may complete such repair or replacement and Duke shall reimburse the Company for all reasonable out-of-pocket costs incurred by the Company upon written demand therefor. Duke’s obligation under this Section are herein collectively called the “Construction Warranty”. This Section shall survive Closing.

Section 8. Operations Pending Closing. Duke hereby covenants from and after the Contract Date as follows:

8.1 Duke, at its expense, shall use commercially reasonable efforts to (i) operate the Property from and after the Contract Date in substantially the same manner as prior thereto and (ii) cause the Tenant to, maintain the Property until the Closing or sooner termination of this Agreement, substantially in its present condition and pursuant to Tenant’s normal course of business and as required by the Lease, subject to ordinary wear and tear, damage by fire or other casualty and condemnation. Duke shall also perform all normal maintenance from and after the Contract Date in the same fashion as prior to the Contract Date.

8.2 To provide Holdings with copies of (a) any default letters sent to or received from Tenant and, (b) any copies of correspondence received from Tenant that it is discontinuing operations at the Real Property or seeking to re-negotiate the Lease and (c) notices of bankruptcy filings received with respect to Tenant.

8.3 After the Contract Date, without Holdings’ consent, not to be unreasonably withheld, conditioned or delayed, Duke shall not enter into any contract for service to the Property unless it is terminable without penalty on no more than thirty (30) days written notice (except that Duke may enter into any such contract in response to any condition or event which would endanger the safety or integrity of the Improvements, provided that the Company shall have no obligation to assume any such contract unless Holdings approves of such contract in writing). Duke shall promptly deliver a copy of any item in the preceding sentence entered into by Duke following the Inspection Date.

8.4 To cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Duke on the date hereof.

8.5 To not enter into any new lease with respect to the Real Property, without Holdings’ prior written consent; provided, however Tenant’s right under the Lease to enter into subleases and licenses without landlord’s consent shall not be subject to this Section 8.5. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to and approved by Holdings in connection with any request for approval, any brokerage commission and the cost of tenant improvements or other allowances payable with respect to a new lease shall be prorated between Company and Duke in accordance with their respective periods of ownership as it bears to the primary term of the new lease. Further, except for the Commencement Agreement, which shall not require Holdings’ approval, Duke will not modify or cancel the Lease without first obtaining the written consent of Holdings. Holdings shall have five (5) Business Days following receipt of a request for any consent pursuant to this Section in which to approve or disapprove of any new lease or any modification or cancellation of the Lease (other than the Commencement Agreement). Failure to respond in writing within said time period shall be deemed to be approval. Duke’s execution of a new lease or modification or cancellation of the Lease following Holdings’ reasonable refusal to consent thereto shall constitute a default hereunder. Holdings shall have sole discretion in all such matters contained in this Section 8.5.

8.6 To not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create any security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions).

8.7 To use commercially reasonable efforts to obtain the SNDA and Estoppel Certificate from the Tenant.

Section 9. Conditions to Closing.

9.1 Holdings’ Conditions Precedent. Holdings’ obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:

(a)	Duke shall have materially performed and satisfied each and all of Duke’s material obligations under this Agreement.

(b)	Each and all of Duke’s representations and warranties set forth in this Agreement shall be true and correct in all material respects at the Contract Date and at the Closing Date and Duke shall not have on or prior to the Closing Date, failed to meet, comply with or perform in any material respect any covenants or agreements on Duke’s part as required by the terms of this Agreement.

(c)	Duke shall obtain and deliver to Holdings, no later than one (1) day prior to the Closing Date the Tenant Estoppel Certificate and the SNDA from Tenant. The matters certified in the Tenant Estoppel Certificate shall be subject to Holdings’ reasonable approval, provided, (i) any qualification of any assertion in the Tenant Estoppel Certificate and the SNDA regarding the status of the performance of any of landlord’s obligations under the Lease that such assertion is made “to Tenant’s knowledge” or similar qualification made by Tenant shall be acceptable and (ii) the SNDA shall be acceptable if the lender requiring the SNDA has approved it. If Holdings disapproves of the Tenant Estoppel Certificate or SNDA, and Duke is unable to deliver, in Holdings’ good faith business judgment, a reasonably acceptable estoppel certificate or SNDA (as the case may be) prior to the Closing Date, Holdings shall have the right to terminate this Agreement and to obtain a refund of the Earnest Money without any further action required by any party, and neither party shall have any further obligation to the other, except for those matters that expressly survive termination of this Agreement.

(d)	The terms and conditions of the Loan and the documents to be executed in connection with the Loan (the “Loan Documents”) have been approved by Holdings. Fully executed Loan Documents and the Loan proceeds shall have been received by the Company.

(e)	On the Closing Date, the Title Insurer shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Company the Title Policy.

(f)	Tenant shall be not be in default under its Lease nor shall Tenant have given notice that it is discontinuing operations at the Real Property nor shall Tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

(g)	As of the Closing Date, Duke shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Duke an involuntary case, nor shall Duke have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Duke in an involuntary case or appoints a Custodian of Duke for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

In the event any of the foregoing conditions are not satisfied prior to or at the Closing, Holdings may terminate this Agreement by written notice to Duke and thereafter shall have no obligation to proceed with Closing. If Holdings so terminates this Agreement, neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement. Notwithstanding the foregoing but subject to Sections 11.2 and 11.3 hereinbelow, nothing contained in this Section 9.1 shall waive or diminish any right or remedy Holdings may have for Duke’s default or breach of this Agreement.

9.2 Duke’s Conditions Precedent. Duke’s obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:

(a)	Duke receiving all corporate and partnership approvals to complete this transaction on or before the Inspection Date. In the event this condition is not satisfied on or prior to the Inspection Date, Duke may deliver written notice thereof to Holdings on or before the Inspection Date whereupon this Agreement shall cease and terminate, the Earnest Money shall be returned and paid to Holdings, and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement. If Duke fails to so notify Holdings on or before the Inspection Date, this condition shall be deemed waived.

(b)	Holdings shall have materially performed and satisfied each and all of Holdings’ material obligations under this Agreement and Holdings’ representations and warranties hereunder shall be true and correct in all material respects. In the event this condition is not satisfied on or prior to the Closing Date, Duke shall have no obligation to proceed to Closing and, if Duke delivers written notice to Holdings that the foregoing condition has not been satisfied, this Agreement shall cease and terminate, the Earnest Money shall be returned and paid to Holdings, and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement.

(c)	The terms and conditions of the Loan and the Loan Documents have been approved by Duke. Fully executed Loan Documents and the Loan proceeds shall have been received by the Company.

Notwithstanding the foregoing, nothing contained in this Section 9.2 shall waive or diminish any right or remedy Duke may have for Holdings’ default or breach of this Agreement.

Section 10. Closing.

10.1 Time and Place. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied, waived or performed, the Closing shall be held in escrow through Escrow Agent, on or prior to 4:00 p.m. EST on the Closing Date or such other date that is mutually agreeable to Holdings and Duke unless the Closing Date is postponed pursuant to the express terms of this Agreement.

10.2 Duke Closing Deliveries. Duke shall obtain and deliver to Holdings or to Escrow Agent, as the case may be, at the Closing the following documents (all of which shall be duly executed, and witnessed and/or notarized as necessary):

10.2.1 The Deed, subject to the Permitted Title Exceptions, substantially in the form attached as Exhibit E hereto, in proper form for recording conveying fee title to the Real Property to Company, or subject to the terms of the Operating Agreement, to a wholly-owned subsidiary of the Company.

10.2.2 Counterpart original of the Operating Agreement duly executed by Duke.

10.2.3 A Non-Foreign Certificate, substantially in the form attached as Exhibit F hereto.

10.2.4 Two (2) original Assignments.

10.2.5 A Closing Statement prepared by Duke.

10.2.6 Original counterpart signatures on any Loan documents that are required to be executed by Duke.

10.2.7 An affidavit of title or other affidavit customarily required by the Title Insurer and reasonably satisfactory to Duke to remove the standard mechanics’ liens and parties in possession exceptions from an owner’s title insurance policy which are capable of being removed by such an affidavit.

10.2.8 Such transfer tax, certificate of value or other similar documents customarily required in the county in which the Property is located.

10.2.9 Such further instructions, documents and information, including, but not limited to a Form 1099-S, as Title Insurer may reasonably request as necessary to consummate the contribution contemplated by this Agreement and to issue the Title Policy.

10.2.10 No later than one (1) day prior to the Closing Date, the Tenant Estoppel Certificate and the SNDA executed by Tenant.

10.2.11 Evidence reasonably satisfactory to Holdings and the Title Insurer respecting the due organization of Duke and the due authorization and execution by Duke of this Agreement and the documents required to be delivered hereunder.

10.2.12 One (1) original letter, in a form acceptable to Holdings, duly executed by Duke, advising Tenant of the change in ownership of the Real Property;

10.2.13 If applicable, a paid receipt (to the Closing Date) for water and sewer from the municipal authority responsible for the same if unpaid water and sewer charges constitute a lien against the Property.

10.2.14 Such other documents or instruments that are reasonably necessary to consummate the Closing.

10.3 Holdings Deliveries. Holdings shall deliver to Duke or to Escrow Agent, as the case may be, at Closing the following:

10.3.1 The Holdings Capital Contribution in immediately available funds, subject to the prorations and adjustments provided for in this Agreement.

10.3.2 Counterpart originals of the Operating Agreement duly executed by Holdings and the Company.

10.3.3 Counterpart originals duly executed (and witnessed and/or notarized as necessary) by Holdings of the Assignment and the Closing Statement.

10.3.4 The fully executed Property Management Agreement.

10.3.5 Such transfer tax, certificate of value or other similar documents customarily required in the county in which the Property is located.

10.3.6 Original counterpart signatures on any Loan documents that are required to be execute by Holdings.

10.3.7 Evidence reasonably satisfactory to Duke and the Title Insurer respecting the due organization of Holdings and the Company and the due authorization and execution by Holdings and the Company of this Agreement and the documents required to be delivered hereunder.

10.3.8 Such other documents or instruments that are reasonably necessary to consummate the Closing.

Section 11. Default and Remedies.

11.1 Holdings’ Default. In the event of a default by Holdings under the terms of this Agreement, which is not cured by Holdings as provided hereunder within seven (7) days after written notice by Duke, and due to such event of default by Holdings, the Closing does not occur, Duke’s sole and exclusive remedy hereunder shall be to terminate this Agreement. If Duke terminates this Agreement as provided in the previous sentence and after a cure period of seven (7) days, the Escrow Agent shall disburse the Earnest Money to Duke, and Duke shall be entitled to retain the Earnest Money for such default of Holdings, whereupon this Agreement shall terminate and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. Notwithstanding the foregoing, nothing contained herein shall waive or diminish any right or remedy Duke may have at law or in equity for Holdings’ default or breach of Section 6.2 or Section 6.4 of this Agreement. It is hereby agreed that Duke’s damages in the event of a default by Holdings hereunder are uncertain and difficult to ascertain, and that the Earnest Money constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as liquidated damages. This provision shall expressly survive the termination of this Agreement.

11.2 Duke’s Default. Subject to Section 7.3, in the event of a default by Duke under the terms of this Agreement which is not cured by Duke as provided hereunder within seven (7) days after written notice by Holdings and due to such event of default by Duke the Closing does not occur, Holdings’ sole and exclusive remedies hereunder shall be to either (a) terminate this Agreement, whereupon Holdings will receive a refund of the Earnest Money from Escrow Agent and neither party hereto shall have any further obligation or liability to the other (except with respect to those provisions of this Agreement which expressly survive the termination hereof), Holdings hereby waiving any right or claim to damages for Duke’s breach, or (b) provided the Holdings Capital Contribution has been deposited with Escrow Agent on or before the scheduled Closing Date, seek specific performance of Duke’s obligations under this Agreement (but no other action, for damages or otherwise, shall be permitted); provided that any action by Holdings for specific performance must be filed, if at all, within thirty (30) days of Duke’s default, and the failure to file within such period shall constitute a waiver by Holdings of such right and remedy. If Holdings shall not have filed an action for specific performance within the aforementioned time period or so notified Duke of its election to terminate this Agreement, Holdings’ sole remedy shall be to terminate this Agreement in accordance with clause (a) above. Notwithstanding the foregoing, if Duke’s default constitutes an Intentional Duke Default (as hereinafter defined) and Holdings makes the election described in clause (a) above, then Holdings shall also have the right to receive reimbursement for its out-of-pocket costs in an amount equal to the lesser of (i) One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate, or (ii) the amount of all third-party out-of-pocket costs and expenses actually incurred by Holdings in connection with this Agreement and the Property (“Third-Party Costs”), including due diligence costs, engineering and environmental review costs, and legal fees and expenses. In no event shall Duke be liable for consequential, speculative, remote or punitive damages, or any damages other than Third-Party Costs, and Holdings hereby waives any right to seek or collect any such consequential, speculative, remote or punitive damages, or any damages other than Third-Party Costs (such Third Party Costs to be limited in all cases as provided above). “Intentional Duke Default” means any one or more of the following: (x) fraudulent misrepresentation, (y) criminal conduct (i.e. conduct that constitutes a felony under applicable law), or (z) an intentional and deliberate act of Duke taken on or after the Contract Date that is intended to result in, and does result in, Duke’s failure to perform in accordance with this Agreement.

11.3 Limitation on Liability.

11.3.1 Notwithstanding anything to the contrary contained in this Agreement or any document executed in connection herewith, the aggregate liability of Duke arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Duke under this Agreement (or any document or certificate executed or delivered in connection herewith), shall not exceed $900,000.00, however, Holdings shall not make any claims in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Duke under this Agreement unless such claims in the aggregate exceed $50,000.00. This limits in this Section 11.3 shall not apply to the Construction Warranty.

11.3.2 No shareholder or agent of Duke, nor any Duke Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Holdings and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Duke’s assets for the payment of any claim or for any performance, and Holdings, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

11.3.3 The provisions of this Section 11.3 shall survive the Closing or sooner termination of this Agreement.

Section 12. Condemnation or Destruction.

12.1 Condemnation. If, prior to the Closing, the Property is subject to a bona fide written threat of Material Condemnation (as hereinafter defined) by a body having the power of eminent domain, or is taken by eminent domain or condemnation, or sale in lieu thereof, then Duke, within three (3) business days after Duke receives notice of such occurrence, shall give Holdings written notice of such occurrence and the nature and extent of such Material Condemnation. Within thirty (30) days after written notification to Holdings of the estimated amount of the condemnation award resulting from a Material Condemnation, as determined by a third party independent contractor, engineer or appraiser selected by Duke, subject to Holdings’ reasonable approval (the “Appraiser”), Holdings shall have the right, by giving written notice to Duke, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Earnest Money shall be returned to Holdings without any further action required from either party, Holdings and Duke shall each be liable for one-half of any escrow fees or charges and neither party shall have any continuing obligations hereunder. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a Material Condemnation, or if Holdings has the right to terminate this Agreement pursuant to the preceding sentence but Holdings does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Company. The foregoing notwithstanding, in the event the taking results in the cancellation of, or rent abatement under, the Lease, Holdings shall have the option to terminate this Agreement. For purposes hereof, a “Material Condemnation” shall be one which results or would result in damage or loss affecting the Property in an amount greater than five percent (5%) of the Agreed Value, as determined by the Appraiser

12.2 Damage or Destruction. If, prior to the Closing, a Material Casualty (as hereafter defined) shall affect the Property, Duke agrees to give Holdings written notice of such occurrence and the nature and extent of such damage and destruction. Within thirty (30) days after written notification to Holdings of the estimated amount of the damages to the Property resulting from a Material Casualty, as determined by the Appraiser, then Triple may in its discretion either (i) elect to terminate this Agreement, in which case the Earnest Money shall be returned to Holdings without any further action required from either party, Holdings and Duke shall each be liable for one-half of any escrow fees or charges and neither party shall have any further obligation to the other or (ii) proceed to Closing in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Company. In the event that the casualty is uninsured, Holdings may terminate this Agreement unless Holdings receives a credit against the Holdings Capital Contribution equal to the cost of repairs. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under the Lease, Holdings shall have the option to terminate this Agreement without regard to the cost of repairs. For purposes hereof, a “Material Casualty” shall be a casualty, which results or would result in damage or loss affecting the Property in an amount greater than five percent (5%) of the Agreed Value, as determined by the Appraiser.

Section 13. Assignment. Duke shall not assign any of its right, title or interest in and to this Agreement. Holdings may not assign its rights under this Agreement without Duke’s written consent, which consent may be granted or withheld in Duke’s sole and absolute discretion; provided, however, that Holdings may, upon five (5) days prior written notice to Duke, assign this Agreement to Grubb & Ellis Healthcare REIT, Inc. or its affiliate; provided, however, (x) Holdings’ assignee shall assume in writing all of Holdings’ obligations hereunder pursuant to an assignment and assumption agreement in form and content acceptable to Duke in the exercise of Duke’s reasonable judgment and (z) no assignment of this Agreement shall relieve Holdings of its obligations hereunder.

Section 14. Intentionally Omitted.

Section 15. Brokers and Brokers’ Commissions. Holdings and Duke each warrant and represent to the other that neither party has employed a real estate broker or agent in connection with the transaction contemplated hereby, except SavillsGranite, which shall be paid by Duke pursuant to the terms of a separate agreement. Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the other’s representation herein being untrue. This Section 15 shall expressly survive the Closing hereunder.

Section 16. Notices.

Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, by U.S. registered or certified mail, return receipt requested, postage prepaid, or by facsimile with confirmation to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

DUKE: Attn: Jason Sturman	Duke Realty Limited Partnership
600 E 96th Street, Suite 100
Indianapolis, IN 46240 Fax: (317) 808-6794 with copy to:	Duke Realty Limited Partnership

Attn: Ann Banta Kustoff, Esq.
3950 Shackleford Road, Suite 300
Duluth, Georgia 30396 Fax: (770) 717-4231 HOLDINGS:	Grubb & Ellis Healthcare REIT, Inc.

1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attn: Danny Prosky, Vice President – Acquisitions and Mathieu Streiff, Esq.

with copy to:	(714) 667-8252 (714) 667-6816 Fax Cox, Castle & Nicholson LLP

2049 Century Park East, Suite 2800
Los Angeles, CA 90067
Attn: David P. Lari, Esq.
(310) 284-2240
(310) 277-7889 Fax

Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of facsimile, if sent by facsimile and confirmed.

Section 17. Disclaimer of Condition.

17.1 Disclaimer; Release. Subject to the express representations of Duke in Section 7.1 and the covenants of Duke in this Agreement to the extent such covenants survive Closing, the Construction Warranty and the documents delivered at Closing (collectively, "Duke’s Warranties”), it is understood and agreed that Duke is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than Duke’s limited warranty of title to be set forth in the Deed), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Property with governmental laws, the truth, accuracy or completeness of the Property documents or any other information provided by or on behalf of Duke to Holdings or the Company, or any other matter or thing regarding the Property. Subject to the express representations of Duke in the Duke’s Warranties, Holdings acknowledges and agrees that upon Closing, Duke shall sell and convey to the Company and Company shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent otherwise expressly provided in this Agreement. Subject to the express representations of Duke in the Duke’s Warranties, Holdings has not relied and will not rely on, and Duke is not liable for or bound by, any expressed or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Duke, the manager of the Property, or any real estate broker or agent representing or purporting to represent Duke, to whomever made or given, directly or indirectly, orally or in writing. Holdings represents to Duke that Holdings has conducted, or will conduct prior to Closing, such investigations of the Property, including but not limited to, the physical and environmental conditions thereof, as Holdings deems necessary to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Duke or its agents or employees with respect thereto, other than such representations, warranties and covenants of Duke as are expressly set forth in this Agreement. Subject to the express representations and covenants of Duke in the Duke’s Warranties, upon Closing, the Company shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Holdings’ investigations, and Holdings and the Company, upon Closing, shall be deemed to have waived, relinquished and released Duke and Duke Related Parties from and against any and all claims, demands, causes of action (including, without limitation, causes of action in tort), losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and court costs) of any and every kind or character, known or unknown, which the Company, Holdings or any agent, representative, affiliate, employee, director, officer, partner, member, servant, shareholder or other person or entity acting on the Company’s or Holdings’ behalf or otherwise related to or affiliated with Holdings might have asserted or alleged against Duke and/or Duke Related Parties at any time by reason of or arising out of any latent or patent construction defects, physical conditions (including, without limitation, environmental conditions), the Lease and the Tenant, violations of any applicable laws (including, without limitation, any environmental laws) or any and all other acts, omissions, events, circumstances or matters regarding the Property. Neither Holdings nor the Company shall look to Duke or any Duke Related Parties in connection with the foregoing for any redress or relief. The foregoing release shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action.

17.2 Effect and Survival of Disclaimer and Release. Duke and Holdings acknowledge that the Agreed Value reflects that the Property is being contributed subject to the provisions of this Section 17, and Duke and Holdings agree that the provisions of this Section 17 shall survive Closing indefinitely.

Section 18. Miscellaneous.

18.1 Governing Law; Headings; Rules of Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State in which the Land is located, without reference to the conflicts of laws or choice of law provisions thereof. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

18.2 No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

18.3 Entire Agreement. Except for the Confidentiality Agreement and the Operating Agreement, this Agreement contains the entire agreement of the parties hereto with respect to the Property and any other prior understandings or agreements are merged herein and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

18.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns (subject to Section 13 above).

18.5 Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

18.6 Date For Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

18.7 Recording. Duke and Holdings agree that they will not record this Agreement and that they will not record a short form of this Agreement.

18.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

18.9 Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

18.10 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

18.11 Attorneys’ Fees. In the event that either party shall bring an action or legal proceeding for an alleged breach of any provision of this Agreement or any representation, warranty, covenant or agreement herein set forth, or to enforce, protect, determine or establish any term, covenant or provision of this Agreement or the rights hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party, as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs, expert witness fees and court costs as may be fixed by the court or jury.

18.12 Publicity. Between the Contract Date and the Closing, Duke and Holdings shall discuss and coordinate with respect to any public filing or announcement concerning the contributions as contemplated hereunder. Nothing in the forgoing sentence shall limit Holdings’ obligations pursuant to Section 6.4 hereof.

18.13 Discharge of Duke’s Obligations. Except as otherwise expressly provided in this Agreement, Holdings’ acceptance of the Deed shall be deemed a discharge of all of the obligations of Duke hereunder and all of Duke’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.

18.14 Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction. The provisions of this Section 18.14 shall survive the Closing.

18.15 Waiver of Trial by Jury. Duke and Holdings hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to, this Agreement. The provisions of this Section 18.15 shall survive the Closing or termination hereof.

18.16 Information and Audit Cooperation. At Holdings’ request, at any time after Closing and continuing for a period of one (1) year after Closing, Duke shall provide to Holdings’ designated independent auditor access to the books and records of the Property, and all related information regarding the Property for the period for which Holdings is required to have the Property audited, and Duke shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit I attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized signatory, effective as of the day and year first above written.

DUKE:

BD ST. LOUIS DEVELOPMENT, LLC,
an Indiana limited liability company

By:	DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership, sole member
	By:	DUKE REALTY CORPORATION, an Indiana corporation, its general partner
By: /s/ Jason F. Sturman Name: Jason F. Sturman Title: VP Fund Mgmt

[Signatures are continued on the following page.]

HOLDINGS:

GRUBB & ELLIS HEALTHCARE

REIT HOLDINGS, L.P., a Delaware limited partnership

By: Grubb & Ellis Healthcare REIT, Inc., a Maryland corporation, its general partner
By: /s/ Shannon K S Johnson Name: Shannon K S Johnson Title: Chief Financial Officer

THE COMPANY:

G&E HEALTHCARE REIT/DUKE

CHESTERFIELD REHAB, LLC,

a Delaware limited liability company

By: Grubb & Ellis Healthcare REIT Holdings, L.P.,

a Delaware limited partnership, its manager

By: Grubb & Ellis Healthcare REIT, Inc., a Maryland corporation, its general partner
By: /s/ Shannon K S Johnson Name: Shannon K S Johnson Title: Chief Financial Officer

[Signatures are continued on the following page.]

WITH RESPECT TO SECTION 18.12 ONLY:

FIRST AMERICAN TITLE INSURANCE
COMPANY, a California corporation

By: /s/ Martha Reyna
Name: Martha Reyna
Title: Sr. National Escrow Officer